KRONOS WORLDWIDE, INC. REPORTS THIRD QUARTER 2026 RESULTS

DALLAS, TEXAS…November 5, 2026…Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $34.8 million, or $.30 per share, in the third quarter of 2026 compared to a net loss of $37.0 million, or $.32 per share, in the third quarter of 2025. For the first nine months of 2026, Kronos reported net income of $45.2 million, or $.39 per share, compared to a net loss of $28.1 million, or $.24 per share, in the first nine months of 2025. Net income increased in the third quarter and first nine months of 2026 compared to the same periods in 2025 primarily due to higher income from operations as a result of the effects of higher sales and production volumes, lower raw material costs (primarily feedstock costs) and lower production costs resulting from cost reduction initiatives implemented in the fourth quarter of 2025, partially offset by higher distribution costs. Additionally, average TiO2 selling prices for the third quarter of 2026 were higher than the prior-year period. Our results of operations in the third quarter and first nine months of 2025 were significantly impacted by reduced demand in all major markets and unabsorbed fixed production costs due to reduced production volumes. Comparability of our results was also impacted by the effects of changes in currency exchange rates.

Net sales of $541.1 million in the third quarter of 2026 were $84.2 million, or 18%, higher than in the third quarter of 2025. Net sales of $1.6 billion in the first nine months of 2026 were $167.9 million, or 12%, higher than the first nine months of 2025. Net sales increased in the third quarter of 2026 compared to the same period of 2025 primarily due to market share gains in our European and North American markets, reflecting the effect of anti-dumping duties that remain in effect in certain markets and changing supply conditions, and higher average TiO2 selling prices. Net sales increased during the first nine months of 2026 compared to the same period of 2025 primarily due to market share gains in our European and North American markets previously noted and by changes in currency exchange rates (primarily the euro), which we estimate increased our net sales by approximately $39 million. We started 2026 with average TiO2 selling prices lower than at the beginning of 2025; however, our average TiO2 selling prices have increased 11% during the first nine months of 2026. Throughout this period, we successfully implemented price increases and surcharges in response to rising operating costs, including energy and distribution costs. As a result, our average TiO2 selling prices for the first nine months of 2026 were 1% lower than the corresponding period of 2025, while average TiO2 selling prices for the third quarter of 2026 were 5% higher than in the third quarter of 2025. The table at the end of this press release shows how each of these items impacted net sales.

Our TiO2 segment profit (see description of non-GAAP information below) was $61.0 million in the third quarter of 2026 compared to a loss of $15.3 million in the third quarter of 2025. For the first nine months of 2026, our segment profit was $117.1 million compared to $37.2 million in the first nine months of 2025. Segment profit increased in both the third quarter and first nine months of 2026 compared to corresponding 2025 periods primarily due to higher sales volumes and higher production rates resulting in reduced unabsorbed fixed production costs, lower raw material costs (primarily feedstock) and lower production costs primarily driven by the cost reduction initiatives implemented in the fourth quarter of 2025. These favorable factors were partially offset by higher energy and distribution costs as well as the unfavorable impact on changes in currency exchange rates. Fluctuations in currency exchange rates (primarily the euro) decreased our segment profit by approximately $5 million in the third quarter of 2026 and approximately $23 million in the first nine months of 2026 compared to the same prior year periods.

Our net income (loss) before interest expense, income taxes and depreciation and amortization expense (EBITDA) (see description of non-GAAP information below) in the third quarter of 2026 was $72.7 million compared to EBITDA of $.6 million in the third quarter of 2025. For the first nine months of 2026, our EBITDA was $153.3 million compared to EBITDA of $74.0 million in the first nine months of 2025.

Other income in the third quarter and first nine months of 2025 includes a non-cash pre-tax gain of $4.6 million ($3.6 million or $.03 per share, net of income tax expense) resulting from the remeasurement of the earn-out liability related to our 2024 acquisition of the remaining ownership interest in Louisiana Pigment Company, L.P.  Our net income for the three and nine months ended September 30, 2026 includes a non-cash deferred income tax benefit of $12.1 million ($.11 per share) related to proposed currency regulations under §987 released in August, 2026. Our net income for the nine months ended September 30, 2026 also includes tax expense of $2.0 million ($.02 per share) to recognize an uncertain tax position related to a German tax audit. Our net loss for the three and nine months ended September 30, 2025 includes a non-cash deferred income tax expense of $19.3 million ($.17 per share) to reduce our net German deferred tax asset as a result of legislation enacted in Germany during the third quarter of 2025.

“Our third quarter results reflect continued execution of our strategic initiatives even though end use demand remains below historical levels,” said Brian W. Christian, President and Chief Executive Officer. “Operating results improved compared with the second quarter, supported by progress across our operational, commercial and cost reduction initiatives. Looking ahead, we expect normal seasonal trends to result in softer fourth quarter demand while our production volumes are expected to be lower due to the timing of recurring maintenance at several facilities.  As a result, our inventory levels are expected to remain below historical levels.  We remain focused on the factors within our control, including operational performance, cost discipline, and cash generation.  We believe the progress we are making provides a solid foundation as we move forward.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;
●	Our ability to realize expected cost savings from strategic and operational initiatives;
●	Our ability to integrate acquisitions into our operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our business;
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion;
●	Changes in raw material and other operating costs (such as energy and ore costs);
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for our titanium dioxide pigments (“TiO2”) products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure (including manufacturing and accounting systems) that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;
●	Customer and competitor strategies;
●	Potential consolidation of our competitors;
●	Potential consolidation of our customers;
●	Pricing pressure and changes in industry supply and production levels;
●	Competitive technology positions;
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes;

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●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Our ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Our ability to comply with covenants contained in our revolving bank credit facility;
●	Our ability to maintain sufficient liquidity;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
●	Government laws and regulations and possible changes therein including new environmental, sustainability, health and safety, or other regulations (such as those seeking to limit or classify TiO2 or its use); and
●	Pending or possible future litigation or other actions.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

●	The Company discloses segment profit (loss), which is used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of segment profit (loss) provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines segment profit (loss) as net income (loss) before income tax expense and certain general corporate items. These general corporate items include corporate expense and the components of other income (expense) except for trade interest income; and
●	The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines EBITDA as net income (loss) before interest expense, income taxes and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

Investor Relations Contact:

Bryan A. Hanley

Senior Vice President & Treasurer

Tel: (972) 233-1700

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KRONOS WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per share and metric ton data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2026	2025	2026

Net sales	$456.9	$541.1	$1,441.1	$1,609.0
Cost of sales	409.9	413.7	1,224.5	1,295.5

Gross margin	47.0	127.4	216.6	313.5

Selling, general and administrative expense	61.6	66.8	185.3	194.9
Other operating income (expense):
Currency transactions, net	(1.9)	(2.4)	3.2	(8.3)
Other income, net	1.0	2.7	2.1	6.4
Corporate expense	(3.7)	(3.0)	(10.0)	(8.6)

Income (loss) from operations	(19.2)	57.9	26.6	108.1

Other income (expense):
Gain on remeasurement of earn-out liability	4.6	-	4.6	-
Trade interest income	.2	.1	.6	.4
Other interest and dividend income	-	.1	.3	.3
Marketable equity securities	(.1)	.1	(1.1)	.4
Other components of net periodic pension and OPEB cost	(.5)	(.8)	(1.6)	(2.4)
Interest expense	(14.1)	(13.4)	(38.5)	(41.9)

Income (loss) before income taxes	(29.1)	44.0	(9.1)	64.9

Income tax expense	7.9	9.2	19.0	19.7

Net income (loss)	$(37.0)	$34.8	$(28.1)	$45.2

Net income (loss) per basic and diluted share	$(.32)	$.30	$(.24)	$.39

Weighted average shares used in the calculation of net income (loss) per share	115.0	115.1	115.0	115.1

TiO2 data - metric tons in thousands:
Sales volumes	126	144	394	439
Production volumes	126	140	394	403

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KRONOS WORLDWIDE, INC.

RECONCILIATION OF INCOME (LOSS) FROM

OPERATIONS TO SEGMENT PROFIT (LOSS)

(Unaudited)

(In millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2026	2025	2026

Income (loss) from operations	$(19.2)	$57.9	$26.6	$108.1

Adjustments:
Trade interest income	.2	.1	.6	.4
Corporate expense	3.7	3.0	10.0	8.6

Segment profit (loss)	$(15.3)	$61.0	$37.2	$117.1

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(Unaudited)

(In millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2026	2025	2026

Net income (loss)	$(37.0)	$34.8	$(28.1)	$45.2

Adjustments:
Depreciation expense	15.6	15.3	44.6	46.5
Interest expense	14.1	13.4	38.5	41.9
Income tax expense	7.9	9.2	19.0	19.7

EBITDA	$.6	$72.7	$74.0	$153.3

IMPACT OF PERCENTAGE CHANGE IN NET SALES

(Unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2026 vs. 2025	2026 vs. 2025

Percentage change in net sales:
TiO2 sales volume	14%	11%
TiO2 product pricing	5	(1)
TiO2 product mix/other	(1)	(1)
Changes in currency exchange rates	-	3

Total	18%	12%

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